UNITED STATES*
SECURITIES AND EXCHANGE COMMISSION*
Washington, D.C.  20549*
------------------------------------------
SCHEDULE 13G*
------------------------------------------
Under the Securities Exchange Act of 1934*

(Amendment No. 1)*

Comstock Resources Inc.*
------------------------------------------
(Name of Issuer)

Common Stock, par value $0.50
--------------(Title of Class of Securities)

205768203
------------------------------------------
(CUSIP Number)

December 31, 2016
------------------------------------------
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]Rule 13d-1(b)
[x]Rule 13d-1(c)
[ ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.The information required in the remainder of this cover page shall not be deemed to be (filed) for the purpose of Section 18 of the Securities
Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  205768203

(1) Name of Reporting Person: Galatyn Equity Holdings LP
--------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(11) Percent of Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

PN


CUSIP NO.  205768203

(1) Name of Reporting Person: Trinity Peak Investments LP
-----------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(11) Percent of  Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

PN


CUSIP NO.205768203

(1) Name of Reporting Person: Trinity Pointe Investments LP
-----------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(11) Percent of  Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

PN


CUSIP NO.205768203

(1) Name of Reporting Person: Albert Hill Trust
-----------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(11) Percent of  Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

OO


CUSIP NO.74978Q 105

(1) Name of Reporting Person: Albert G. Hill, Jr.
-------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(11) Percent of  Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

IN


CUSIP NO.205768203

(1) Name of Reporting Person:
Lyda Hunt-Margaret Trusts-Al G. Hill, Jr.
-----------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(11) Percent of  Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

OO


CUSIP NO.205768203

(1) Name of Reporting Person: Galatyn Asset Management LLC
----------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(11) Percent of  Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

OO


CUSIP NO.205768203

(1) Name of Reporting Person: A.G. Hill Partners, LLC
----------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

Texas

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(11) Percent of  Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

OO


CUSIP NO.205768203

(1) Name of Reporting Person: David E. Pickett
----------------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares


(11) Percent of  Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

IN


CUSIP NO.205768203

(1) Name of Reporting Person: Trinity LLC
----------------------------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

Delaware

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(11) Percent of  Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

OO


CUSIP NO.205768203

(1) Name of Reporting Person: Stephen Summers
----------------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(11) Percent of  Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

IN


CUSIP NO.205768203

(1) Name of Reporting Person: Ray Washburne
-------------------------------------------
(2) Check the Appropriate Box if a Member of a Group
(a) [x]
(b) [ ]

(3) SEC Use Only

(4) Citizenship or Place of Organization

United States

Number of Shares Beneficially Owned by Each Reporting Person
With

(5) Sole Voting Power

0

(6) Shared Voting Power

0

(7) Sole Dispositive Power

0

(8) Shared Dispositive Power

0

(9) Aggregate Amount Beneficially Owned by Each Reporting Person

0

(10) Check if the Aggregate Amount in Row (9) Excludes Certain
Shares

(11) Percent of Class Represented by Amount in Row (9)

0.0%

(12) Type of Reporting Person

IN



--------------------------------------------------------------
This Amendment No. 1 amends and restates the Schedule 13G filed on January 23, 2015 in its entirety. This Amendment No. 1 is referred to herein as this Schedule 13G.
----------------------------------------------------------
Item 1(a) Name of issuer:
----------------------------------------------------------
Comstock Resources Inc.(the Issuer)


Item 1(b) Address of issuer's principal executive offices:
----------------------------------------------------------
5300 Town and Country Boulevard, Suite 500
Frisco, Texas 75034


Item 2(a) Names of persons filing:
----------------------------------------------------------
This Schedule 13G is being filed by each of the following persons (each, a Reporting Person and together, the Reporting Persons):

(i) Galatyn Equity Holdings LP
(ii) Trinity Peak Investments LP
(iii) Trinity Pointe Investments LP
(iv) Albert Hill Trust
(v) Al G. Hill, Jr.
(vi) Lyda Hunt-Margaret Trusts-Al G. Hill, Jr.
(vii) Galatyn Asset Management LLC
(viii) A.G. Hill Partners, LLC
(ix) David E. Pickett
(x) Trinity LLC
(xi) Stephen Summers
(xii) Ray Washburne

The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this
Schedule 13G jointly in accordance with the provisions of Rule 13d1(k)(1) of the Securities Exchange Act of 1934, as amended.


Item 2(b) Address or principal business office or, if none,
residence:
----------------------------------------------------------------
------
The address of the principal business office of each of the Reporting
Persons is 47 Highland Park Village, Suite 200, Dallas, Texas
75205.


Item 2(c) Citizenship:
----------------------------------------------------------
(i) Galatyn Equity Holdings LP: Texas
(ii) Trinity Peak Investments LP: Delaware
(iii) Trinity Pointe Investments LP: Delaware
(iv) Albert Hill Trust: Texas
(v) Albert G. Hill, Jr.: United States
(vi) Lyda Hunt-Margaret Trusts-Al G. Hill, Jr.: Texas
(vii) Galatyn Asset Management LLC: Texas
(viii) A.G. Hill Partners, LLC: Texas
(ix) David E. Pickett: United States
(x) Trinity LLC: Delaware
(xi) Stephen Summers: United States
(xii) Ray Washburne: United States


Item 2(d) Title of class of securities:
------------------------------------------------
Common Stock, par value $0.50 (the Common Stock)


Item 2(e) CUSIP number:
----------------------------------------------------------
205768203


Item 3 If this statement is filed pursuant to Rule 13d1(b), or 13d2(b) or (c), check whether the person filing is a:
----------------------------------------------------------
[x] Not Applicable
(a) [ ] Broker or dealer registered under section 15 of the Act;
(b) [ ] Bank as defined in section 3(a)(6) of the Act;
(c) [ ] Insurance company as defined in section 3(a)(19) of the
Act;
(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940;
(e) [ ] An investment adviser in accordance with Rule 13d-
1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with
Rule 13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with
Rule 13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the
Federal
Deposit Insurance Act;
(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company
Act of 1940;
(j) [ ]A non-U.S. institution in accordance with Rule 13d-
1(b)(1)(ii)(J);
(k) [ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).


Item 4 Ownership:
----------------------------------------------------------------
(a) Amount collectively beneficially owned by Reporting Persons:
----------------------------------------------------------------
0


(b) Percent of class collectively beneficially owned by
Reporting Persons:
----------------------------------------------------------------
---------
0.0%


(c)  Number of shares of each Reporting Person:
----------------------------------------------------------
1. Galatyn Equity Holdings LP
-----------------------------
a. Amount beneficially owned: 0
b. Percent of class:  0.0%

c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote:  0
ii. Shared power to vote or to direct the vote:  0
iii. Sole power to dispose or to direct the disposition of:  0
iv. Shared power to dispose or to direct the disposition of:  0


2. Trinity Peak Investments LP
------------------------------
a. Amount beneficially owned: 0
b. Percent of class:  0.0%

c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote: 0
ii. Shared power to vote or to direct the vote:  0
iii. Sole power to dispose or to direct the disposition of: 0
iv. Shared power to dispose or to direct the disposition of:  0


3. Trinity Pointe Investments LP
--------------------------------
a. Amount beneficially owned: 0
b. Percent of class:  0.0%

c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote: 0
ii. Shared power to vote or to direct the vote:  0
iii. Sole power to dispose or to direct the disposition of: 0
iv. Shared power to dispose or to direct the disposition of:  0


4. Albert Hill Trust
--------------------
a. Amount beneficially owned:  0
b. Percent of class:  0.0%

c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote: 0
ii. Shared power to vote or to direct the vote: 0
iii. Sole power to dispose or to direct the disposition of: 0
iv. Shared power to dispose or to direct the disposition of:  0


5. Albert G. Hill, Jr.
----------------------
a. Amount beneficially owned:  0
b. Percent of class:  0.0%

c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote: 0
ii. Shared power to vote or to direct the vote:  0
iii. Sole power to dispose or to direct the disposition of: 0
iv. Shared power to dispose or to direct the disposition of:  0


6. Lyda Hunt-Margaret Trusts-Al G. Hill, Jr.
--------------------------------------------
a. Amount beneficially owned:  0
b. Percent of class:  0.0%

c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote: 0
ii. Shared power to vote or to direct the vote:  0
iii. Sole power to dispose or to direct the disposition of: 0
iv. Shared power to dispose or to direct the disposition of:  0


7. Galatyn Asset Management LLC
-------------------------------
a. Amount beneficially owned:  0
b. Percent of class:  0.0 %

c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote: 0
ii. Shared power to vote or to direct the vote:  0
iii. Sole power to dispose or to direct the disposition of: 0
iv. Shared power to dispose or to direct the disposition of:  0


8. A.G. Hill Partners, LLC
--------------------------
a. Amount beneficially owned:  0
b. Percent of class:  0.0%

c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote: 0
ii. Shared power to vote or to direct the vote:  0
iii. Sole power to dispose or to direct the disposition of: 0
iv. Shared power to dispose or to direct the disposition of:  0


9. David E. Pickett
-------------------
a. Amount beneficially owned:  0
b. Percent of class:  0.0%

c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote: 0
ii. Shared power to vote or to direct the vote:  0
iii. Sole power to dispose or to direct the disposition of: 0
iv. Shared power to dispose or to direct the disposition of:  0


10. Trinity LLC
---------------
a. Amount beneficially owned:  0
b. Percent of class:  0.0%
c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote: 0
ii. Shared power to vote or to direct the vote:  0
iii. Sole power to dispose or to direct the disposition of: 0
iv. Shared power to dispose or to direct the disposition of:  0


11. Stephen Summers
-------------------
a. Amount beneficially owned:  0
b. Percent of class:  0.0%

c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote: 0
ii. Shared power to vote or to direct the vote:  0
iii. Sole power to dispose or to direct the disposition of: 0
iv. Shared power to dispose or to direct the disposition of:  0


12. Ray Washburne
-----------------
a. Amount beneficially owned:  0
b. Percent of class:  0.0%

c. Number of units as to which the person has:
i. Sole power to vote or to direct the vote: 0
ii. Shared power to vote or to direct the vote:  0
iii. Sole power to dispose or to direct the disposition of: 0
iv. Shared power to dispose or to direct the disposition of: 0


Item 5 Ownership of five percent or less of a class:
----------------------------------------------------
The Reporting Persons are no longer record holders of more than five percent of the shares of Issuer's Common Stock.


Item 6 Ownership of more than five percent on behalf of
another person:
-------------------------------------------------------
Not applicable.

Item 7.	Identification and classification of the subsidiary
which
acquired the security being reported on by the parent holding company or control person:
----------------------------------------------------------------
--
Not applicable.

Item 8.	Identification and classification of members of the
group:
----------------------------------------------------------------
--
The Reporting Persons are making this single, joint filing because they may be deemed to constitute a (group) within the meaning of
Section 13(d)3 of the Exchange Act. The Joint Filing Agreement among the Reporting Persons to file this Schedule 13G jointly in accordance with Rule 13d1(K) of the Exchange Act is attached as
Exhibit 99.1 hereto.

Item 9 Notice of dissolution of group:
--------------------------------------
Not applicable.

Item 10 Certifications:
-----------------------
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
---------
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 25, 2017
------------------------

GALATYN EQUITY HOLDINGS LP
----------------------------------------------------------
By: Galatyn Asset Management LLC, its general partner
By: A.G. Hill Partners, LLC, its sole member
Signature By: Albert G. Hill, Jr.
----------------------------------------------------------
Name: Albert G. Hill, Jr.
Title: Sole Member


TRINITY PEAK INVESTMENTS LP
----------------------------------------------------------
By: Trinity LLC, its general partner
Signature By: Joseph D. O'Brien, III
----------------------------------------------------------
Name: Joseph D. O'Brien, III
Title: President


TRINITY POINTE INVESTMENTS LP
----------------------------------------------------------
By: Trinity LLC, its general partner
Signature By: Joseph D. O'Brien III
----------------------------------------------------------
Name:Joseph D. O'Brien, III
Title: President


ALBERT HILL TRUST
Signature By: David E. Pickett
----------------------------------------------------------
Name: David E. Pickett
Title: Trustee


LYDA HUNT-MARGARET TRUSTS-AL G. HILL, JR.
Signature By: Joyce E. Waller
----------------------------------------------------------
Name:  Joyce E. Waller
Title:  Trustee


GALATYN ASSET MANAGEMENT LLC
By: A.G. Hill Partners, LLC, its sole member
Signature By: Albert G. Hill, Jr.
----------------------------------------------------------
Name: Albert G. Hill, Jr.
Title: Sole Member


A.G. HILL PARTNERS, LLC
Signature By: Albert G. Hill, Jr.
----------------------------------------------------------
Name: Albert G. Hill, Jr.
Title: Sole Member


TRINITY LLC
Signature By: Joseph D. O'Brien III
----------------------------------------------------------
Name: Joseph D. O'Brien, III
Title: President


Signature By: Albert G. Hill, Jr.
----------------------------------------------------------
Albert G. Hill, Jr.


Signature By: David E. Pickett
----------------------------------------------------------
David E. Pickett


Signature By: Stephen Summers
----------------------------------------------------------
Stephen Summers


Signature By: Ray Washburne
----------------------------------------------------------
Ray Washburne


EXHIBIT INDEX
----------------------------------------------------------
Exhibit No.Description 99.1

Agreement with respect to filing of Schedule 13G, dated as of January 23, 2015, by and among the Reporting Persons
(incorporated
by reference to Exhibit 99.1 to the Schedule 13G filed by the Reporting Persons on January 23, 2015).

[Signature Page - Schedule 13G]